Exhibit 10.1
TRANSPORTATION SERVICES AGREEMENT

THIS TRANSPORTATION SERVICES AGREEMENT (this "Agreement") is dated as of November 1, 2017 by and between Marathon Pipe Line LLC, a Delaware limited liability company ("MPL"), and Marathon Petroleum Company LP, a Delaware limited partnership ("MPC''), both referred to jointly as the "Parties" and each individually as a "Party".

RECITALS

WHEREAS, MPC desires to move Crude Petroleum and Products ("Commodities") on the Pipeline System as defined herein;

WHEREAS, MPL intends to provide transportation services with respect to Commodities owned by MPC on the Pipeline System, as further described herein, subject to the terms and conditions of this Agreement;

WHEREAS, MPL desires to transport Commodities for MPC on the Pipeline System, subject to the terms and conditions of this Agreement; and

WHEREAS, MPL has requested that MPC agree that certain minimum volumes of Commodities will be tendered through the Pipeline System.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth hereinafter, MPC and MPL agree as follows:

1.	Definitions
"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.
"Applicable Law" means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of Law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.
"Barrel" means forty-two (42) U.S. gallons measured at sixty (60) degrees Fahrenheit.
"Business Days" means a Day, other than Saturday or Sunday, when banks are open for business in New York, New York.
"Capacity Restoration" has the meaning set forth in Section 5.4.
"Commodities" has the meaning set forth in the Recitals.

"Confidential Information" means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (a) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (b) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party's obligations to a Party or (c) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Credit Period'' has the meaning set forth in Section 3.6.

"Crude Petroleum" means either the direct liquid products of oil wells, or a mixture of the direct liquid products of oil wells with the indirect liquid products of oil or gas wells, including gasoline and liquefied petroleum gases, all of which are of merchantable quality when the American Petroleum Institute ("API") gravity is 50.9 degrees or less.

"Day" means a period of twenty-four (24) consecutive hours commencing 12:00 a.m. Central Standard Time, or such other period upon which the Parties may agree.

"Deficiency Volume" has the meaning set forth in Section 3.5.
“Deliveries" means the volume of Commodities delivered through the Pipeline System. "Effective Date" has the meaning set forth in Section 2.1.

"Extension Period" has the meaning set forth in Section 2.2.

"FERC" means the Federal Energy Regulatory Commission or any successor governmental agency having jurisdiction over the regulation of common carrier pipelines currently governed by the FERC.

"Force Majeure" means acts of God, fires, floods, storms; compliance with orders of courts or Governmental Authorities; explosions, wars, terrorist acts, riots, strikes, lockouts or other industrial disturbances; accidental disruption of service; breakdown of machinery, storage tanks or pipelines and inability to obtain or unavoidable delays in obtaining material or equipment; and similar events or circumstances that prevent a Party's ability to perform its obligations under this Agreement, so long as such events or circumstances are beyond the Party's reasonable control and could not have been prevented by the Party's due diligence; provided, however, that a Party's failure to pay any amounts due hereunder shall not constitute a Force Majeure event.
"Force Majeure Notice" has the meaning set forth in Section 4.1. "Force Majeure Period" has the meaning set forth in Section 4.1.

"Governmental Authority" means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

"Initial Term" has the meaning set forth in Section 2.2.

"MPC Deliveries" means the volume of Commodities that MPC as the shipper of record delivered through the Pipeline System.
"MPC Termination Notice" has the meaning set forth in Section 4.2. "Minimum Capacity" has the meaning set forth in Section 3.3. "Monthly Commitment" has the meaning set forth in Section 3.6.

"Nomination" means a written designation by a Shipper of an approximate quantity of Commodities for transportation from a specified origin point(s) to a specified destination point(s) over a period of one operating month as further outlined in the Tolls.

"Nominated Volume" means, with respect to any period, the volume of Commodities nominated in such period by MPC pursuant to the Tolls.

"Notice Period" has the meaning set forth in Section 7.1.

"Operational Modification" has the meaning set forth in Section 6.

"Person" means any individual, partnership, limited partnership, joint venture, corporation,

limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

"Pipeline Segment" refers to any subset or part of a Pipeline System.

"Pipeline System" means the individual pipeline systems listed in Exhibit "B" attached hereto and made a part hereof. When referenced in this agreement, at no time does Pipeline System refer to the aggregation of requirements as the requirements stay with the individual pipeline systems listed in Exhibit "B".

"Prepaid Transportation Credits" has the meaning set forth in Section 3.6.

"Products" means refined petroleum products, intermediate petroleum products and liquefied petroleum gas ("LPG") provided they are of merchantable quality.

"Quarter" means the consecutive three (3) calendar month periods, or portion thereof, commencing January 1, April I, July 1 and October I of each year during the Term hereof.

"Quarterly Deficiency Payment" has the meaning set forth in Section 3.5.

"Quarterly Throughput Commitment" means, with respect to a Quarter, a volume of Commodities equal to (a) the Commitment Barrels per Day as shown in Exhibit "B" on the Pipeline System for such Quarter, multiplied by (b) the number of Days in such Quarter . The Quarterly Throughput Commitment will be reduced proportionately for any partial Quarter during the Term.

"Representatives" has the meaning set forth in Section 10.1. "Suspension Notice" has the meaning set forth in Section 7.1.

"Tolls" mean MPL's rules and regulations governing transportation and associated rates for movements to and from the destinations and origins outlined in Exhibits "B," "C-1," and “C-2,” under which Commodities are transported through the Pipeline System in alignment with the requirements of this contract.

"Rates" means the rates set forth in the Tolls (Exhibit "B") for the transportation of Commodities on the Pipeline System.

"Term" has the meaning set forth in Section 2.2.
"Termination Notice" has the meaning set forth in Section 4.1.

"Weighted Average Toll Rate" means, with respect to the Pipeline System, the average Toll Rates actually incurred by MPC during any Quarter for transportation of all MPC Deliveries on the Pipeline System for such Quarter.

2.	Effective Date and Term

2.1	MPC's obligations, as described in this Agreement, shall commence on November 1, 2017 (the " Effective Date").

2.2
This Agreement shall be effective for a time period commencing on the Effective Date and shall continue through December 31, 2026 (the "Initial Term"). This Agreement will automatically renew for up to two (2) renewal terms of four (4) years each (each, an "Extension Period") unless either Party provides the other Party with written notice of its intent to terminate this Agreement at least six (6) months prior to the end of the Initial Term or the then-current Extension Period. The Initial Term and all Extension Periods, if any, shall be referred to in this Agreement collectively as the "Term".

3.	Toll Rates and Commitments

3.1
During the Term, MPC shall ship on each of the Pipeline Systems each Quarter an aggregate volume of Commodities equal to its Quarterly Throughput Commitment for such Quarter or, in the event it fails to do so, shall remit to MPL the Quarterly Deficiency Payment pursuant to Section 3.5. All volumes shipped by MPC on the Pipeline System will be subject to the Tolls, as may be amended from time to time in accordance with FERC methodologies and as provided herein.

3.2
MPC shall be deemed to have shipped its Quarterly Throughput Commitment on the Pipeline System if the average quantity of Commodities that MPC ships on the Pipeline System in any Quarter under the Tolls equals at least the Quarterly Throughput Commitment for such Quarter.

3.3
Except during a Force Majeure event, a temporary shutdown or derate of the applicable Pipeline System for pipeline inspection, testing, maintenance or repair or for those extraordinary costs above and beyond those expected for normal maintenance and repair as referenced in Section 5.4 of this Agreement, MPL agrees to maintain and operate the Pipeline System so that the actual operating capacity that is available for shipment of Commodities equals or exceeds on average the Minimum Capacity as listed by Pipeline System in Exhibit B.

3.4
MPC agrees to pay MPL monthly: (a) the Toll Rates in effect for all MPC Deliveries transported by MPL on the Pipeline System during such month; and (b) any viscosity surcharge, loading, handling, transfer and other charges incurred with respect to such MPC Deliveries for such month in accordance with the provisions as set forth in the Tolls. Such monthly payments will be paid by MPC to MPL within fifteen (15) Days of the invoice date.

3.5
Subject to the provisions of Section 4, if the aggregate volumes of Commodities shipped by MPC on the Pipeline System during any Quarter are less than MPC's Quarterly Throughput Commitment for such Quarter then, in addition to paying any amounts incurred by MPC pursuant to Section 3.4 with respect to the MPC Deliveries for such Quarter, MPC shall also pay MPL a deficiency payment (the "Quarterly Deficiency Payment") equal to the product of:

(a)	the difference between MPC's Quarterly Throughput Commitment for such Quarter and the aggregate volume of MPC Deliveries for such Quarter (the "Deficiency Volume"); and

(b)	the Weighted Average Toll Rate for such Quarter.
Quarterly Deficiency Payments, if any, shall be paid by MPC to MPL either ten
(10) Days following MPC's receipt of the applicable invoice from MPL or the last Day of the month following the end of the applicable Quarter, whichever is later.

3.6
The dollar amount of any Quarterly Deficiency Payments paid by MPC shall constitute prepayment for transportation of Commodities by MPC on the Pipeline System and will be posted as a credit ("Prepaid Transportation Credits") to MPC's account. If, during any Quarter during the Term, MPC Deliveries exceed MPC's Quarterly Throughput Commitment for such Quarter, MPC shall be permitted to apply Prepaid Transportation Credits against any amounts due from MPC and payable to MPL with respect to the transportation of any volumes in excess of MPC's Quarterly Throughput Commitment for such Quarter. Any Prepaid Transportation Credits that are not used by MPC during the four (4) Quarters immediately following the Quarter for which said Prepaid Transportation Credits were posted to MPC's account (the "Credit Period") will expire. If during any such four (4) Quarter period the Nominated Volume for any month equals or exceeds the applicable portion of the Quarterly Throughput Commitment for such month (the "Monthly Commitment"), but MPC is prevented from shipping volumes in excess of the Monthly Commitment during such month because of a lack of available capacity on the Pipeline System, either because (a) the Pipeline System is undergoing testing, maintenance or repair, or;

(b) a Force Majeure has occurred that prevents MPL from transporting MPC volumes on the Pipeline System in excess of the Monthly Commitment, then the Credit Period shall be extended by an equivalent time period for which MPC has been prevented from shipping volumes on the Pipeline System in excess of the Monthly Commitment.

3.7
Notwithstanding anything in Section 3.6 to the contrary, upon the expiration or termination of this Agreement for any reason, to the extent that MPC, at the time of such expiration or termination, holds any unused Prepaid Transportation Credits, MPC shall be permitted to apply such Prepaid Transportation Credits against any amounts incurred by MPC and payable to MPL with respect to any MPC Deliveries on the Pipeline System until the expiration of the applicable Credit Period with respect to such Prepaid Transportation Credits. This Section

3.7    shall survive the expiration or termination of this Agreement.

3.8
If, during any month, the Nominated Volume on the Pipeline System averages at least the Monthly Commitment for such month, and MPC is prevented from shipping the Monthly Commitment solely because the available throughput or storage capacity of the Pipeline System falls below the Minimum Capacity, then MPC shall be deemed to have shipped the Monthly Commitment for such month.

3.9
No later than the 20th Day of the month following each Quarter, MPL shall provide to MPC a spreadsheet, substantially in the form of Exhibit "A" attached hereto and made a part hereof, showing MPC's total throughput on the Pipeline System and any Quarterly Deficiency Payments paid by MPC for such Quarter, as well as any Prepaid Transportation Credits in MPC's account.

3.10
MPL may file to amend the Toll Rates based on the FERC inflationary index for interstate pipelines. If the FERC terminates its indexing methodology and does not adopt a new methodology, the Parties will negotiate in good faith to determine any adjustment to the Toll Rates.

3.11	MPC shall reimburse MPL for, or MPL shall be permitted to put in place Toll Rate increases for, each of the following:

(a)
any costs incurred by MPL in complying with any new Applicable Laws that affect the services provided to MPC under this Agreement, provided that (i) compliance by MPL with any such new Applicable Law requires substantial and unanticipated capital expenditures by MPL, and (ii) MPL has made efforts to mitigate the effect of such Applicable Laws. MPC and MPL will negotiate in good faith to agree on the level of the increased Toll Rates, which will be sufficient to allow MPL to recover its cost of service consistent with established FERC ratemaking principles;

(b)
all taxes (other than income taxes, gross receipt taxes, ad valorem taxes, property taxes and similar taxes) incurred by MPL on MPC's behalf with respect to the services provided under this Agreement, to the extent such reimbursement is not prohibited by Applicable Law; and

(c)	the actual costs of any capital expenditures MPL agrees to make at MPC's request.

3.12
MPC and its duly authorized representatives may, at MPC's option and at its sole expense at all reasonable times, but not more often than once in any calendar year, audit the books and records of MPL with respect to the Quarterly Deficiency Payments and any amounts payable by MPC hereunder. Any audit of a particular calendar year must commence during the two-year period (or such longer period as the Parties may agree) following the end of such year.

3.13
During the Term hereof, MPL shall maintain the Tolls for transportation of Commodities through the Pipeline System and, except as expressly provided herein, MPL shall not make material changes to the Tolls without MPC's consent, which shall not be unreasonably withheld. MPC's withholding its consent shall not be considered unreasonable if the proposed Toll change would materially restrict or limit MPC's ability to ship the Quarterly Throughput Commitment on terms (other than toll rates) consistent with those set forth in this Agreement or would otherwise negatively alter or abridge MPC's rights (other than with respect to toll rates) as stated in this Agreement.

3.14
Notwithstanding Section 3.11, MPL may change the Tolls as may be reasonably required in response to changes in applicable Laws. However, before putting in place any such Toll changes, MPL shall transmit a copy of the proposed Toll change to MPC and afford MPC a reasonable period of time to submit comments to MPL as to whether the proposed Toll change is acceptable and in accordance with the provisions of this Agreement. MPL shall take into account MPC's comments in any Toll that it subsequently put in place.

4.	Force Majeure

4.1
As soon as possible following the occurrence of a Force Majeure event, MPL shall provide MPC with written notice of the occurrence of such Force Majeure event (a "Force Majeure Notice"). MPL shall identify the full particulars and the approximate length of time that MPL reasonably believes in good faith such Force Majeure event shall continue (the "Force Majeure Period"). If MPL advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive months, then, subject to Section 5 below, at any time after MPL delivers such Force Majeure Notice, either Party may terminate this Agreement, but only upon delivery to the other Party of a notice (a ''Termination Notice") at least twelve (12) months prior to the expiration of the Force Majeure Period; provided, however, that such Termination Notice shall be deemed canceled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve (12) month period. For the avoidance of doubt, neither Party may exercise its right under this Section 4.1 to terminate this Agreement as a result of a Force Majeure event with respect to any machinery, storage, tanks, lines of pipe, or other equipment that Has been unaffected by, or has been restored to working order since, the applicable Force Majeure event, including pursuant to a restoration under Section 5.4.

4.2
Notwithstanding the foregoing, if MPC delivers a Termination Notice to MPL (the "MPC Termination Notice") and, within thirty (30) Days after receiving such MPC Termination Notice, MPL notifies MPC that MPL reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time, then the MPC Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such MPC Termination Notice had never been given.

4.3
Subject to Section 5 below, MPL's obligations to transport the applicable Minimum Capacity on a Pipeline Segment may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event that prevents MPL from transporting the applicable Minimum Capacity on such Pipeline Segment. If MPL is unable to transport the Minimum Capacity due to a Force Majeure event, then MPC's obligation to ship the Quarterly Throughput Commitment and pay the Quarterly Deficiency Payment shall be reduced to the extent that MPL is prevented from transporting the full Quarterly Throughput Commitment. At such time as MPL is capable of transporting volumes equal to the Quarterly Throughput Commitment, MPC's obligation to ship the full Quarterly Throughput Commitment shall be restored.

4.4
If MPC experiences a Force Majeure event at one of its refineries, MPC shall provide MPL with written notice of the occurrence of such Force Majeure event. MPC shall identify the full particulars and approximate length of time that MPC reasonably believes in good faith such Force Majeure event shall continue. If such Force Majeure event reduces MPC's Canton or Garyville Crude Petroleum throughput capacity by at least 50% for a period of thirty (30) Days or more, then MPC's Quarterly Throughput Commitment on the Pipeline System indicated in Exhibit ' 'B" will be reduced by 50%, regardless of the actual reduction in such refinery's Crude Petroleum throughput capacity, for the duration of such reduction in throughput capacity.

5.	Capabilities of the Pipeline System

5.1    MPL shall use reasonable commercial efforts to minimize the disruption of service on the Pipeline System and any Pipeline Segment. MPL shall promptly inform MPC of any anticipated partial or complete disruption of service on the Pipeline System and any Pipeline Segment that is reasonably expected to extend for more than twenty-four (24) hours, including relevant information about the nature, extent, cause and expected duration of the disruption and the actions MPL is taking to resume full operations, provided that MPL shall not have any liability for any failure to notify, or delay in notifying, MPC of any such matters except to the extent MPC has been materially prejudiced or damaged by such failure or delay. MPL will provide MPC with at least ninety (90) Days' notice of any planned maintenance or repair activity on the Pipeline System that will significantly reduce the Minimum Capacity for any Pipeline Segment.

5.2
Subject to Force Majeure, disruptions for routine inspection, testing, repair and maintenance consistent with hazardous liquid pipeline industry standards, scheduling requirements as set forth in the Tolls, and any requirements of Applicable Law, MPL shall accept for shipment on the Pipeline System in accordance with hazardous liquid pipeline industry standards all Commodities that meets the quality specifications of the Tolls. Further, MPL shall maintain and repair all portions of the Pipeline System in accordance with hazardous liquid pipeline industry standards and in a manner which allows each Pipeline Segment to be capable, subject to Force Majeure or temporary shutdown for pipeline inspection, testing, repair and maintenance, of shipping, storing and delivering volumes of Commodities which are no less than the Minimum Capacity.

5.3
If, for any reason, including without limitation a Force Majeure event, the throughput or storage capacity of any Pipeline Segment falls below the Minimum Capacity, then (a) during such period of reduced throughput or storage MPC's obligation to ship the Quarterly Throughput Commitment shall be reduced as described in Section 4.3 above and (b) within a reasonable period of time after the commencement of such reduction, MPL shall make repairs to and/or replace the affected portion of such Pipeline Segment to restore the capacity of such Pipeline Segment to the Minimum Capacity. Except as provided below in Section 5.4 and Section 5.5, all such restoration shall be at MPL's cost and expense unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of MPC, its employees, agents or customers.

5.4
If, for any reason, MPL fails to maintain the capacity of any Pipeline Segment at least at the Minimum Capacity for a period of thirty (30) consecutive Days, except during a Force Majeure event or temporary shutdown for pipeline testing, repair or maintenance, either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days' prior written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties having sufficient authority to commit his or her respective Party to a Capacity Restoration (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the restoration of capacity on the Pipeline System which will, among other things, specify steps to be taken by MPL to fully accomplish such restoration and the deadlines by which such restoration must be completed (the "Capacity Restoration"). Any such Capacity Restoration shall set forth an agreed upon time schedule for such restoration. Such time schedule shall be reasonable under the circumstances, consistent with customary pipeline transportation industry standards and shall take into consideration MPL's economic considerations relating to costs of the repairs and MPC's requirements concerning its operations.    Subject to the remainder of this Section 5.4 and to Section 5.5, MPC shall bear the entire cost of any Capacity Restoration. In the event MPC's economic considerations justify incurring additional costs to restore the Pipeline System in a more expedited manner than the time schedule determined in accordance with the preceding sentence, MPC may require MPL to expedite the restoration to the extent commercially reasonable, subject to MPC's payment, in advance, of the estimated incremental costs to be incurred by MPL as a result of such expedited time schedule. In the event the Parties agree to an expedited restoration plan wherein MPC agrees to fund a portion of the restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 4.1 above so long as such restoration is being conducted with due diligence, and MPC shall pay such portion of the restoration cost to MPL in advance based on an estimate conforming to applicable hazardous liquid pipeline industry standards. Upon completion of the restoration, MPC shall pay the difference between the actual portion of restoration costs to be paid by MPC pursuant to this Section 5.4 and the estimated amount paid under the preceding sentence within thirty (30) Days after receipt of MPL's invoice or, if appropriate, MPL shall refund to MPC the excess of the estimate paid by MPC over MPL's actual costs as previously described within thirty (30) Days after completion of the restoration.

5.5
If MPL either; (a) refuses or fails to meet with MPC within the period set forth in Section 5.4, (b) refuses to agree to perform a Capacity Restoration or (c) fails to perform its obligations in compliance with the terms of a Capacity Restoration, then MPC may require MPL to complete a restoration of the applicable Pipeline Segment. Any such restoration required under this Section 5.5 shall be completed by MPL at MPC's cost. MPL shall use commercially reasonable efforts to continue to provide transportation of Commodities tendered by MPC under the Tolls while such restoration is being completed. Any work performed by MPL pursuant to this Section 5.5 shall be performed and completed in a good and workmanlike manner consistent with applicable hazardous liquid pipeline industry standards and in accordance with all Applicable Laws.

5.6
The services provided by MPL pursuant to this Agreement shall consist only of transportation pursuant to the Tolls and MPL will not be obligated to provide terminalling or tankage facilities at any location or any intermediate interconnection point or truck unloading as part of the services it provides.

5.7	Any liability and measurement of volume losses of Commodities will be governed by the Tolls.

6.	Operational Modification, Additional Facilities and Capacity Expansion Requested by MPC
MPC may at any time make a written request to MPL for an operational modification,

including new truck unloading facilities or other facilities and/or a capacity expansion of the Pipeline System (each, an "Operational Modification"), and shall include in such written request the parameters and specifications of the requested Operational Modification. Upon receipt of such a request, MPL shall promptly evaluate the relevant factors related to such request, including, without limitation: engineering and design criteria, limitations affecting the Operational Modification, cost and financing factors and the effect of the Operational Modification on the overall operation of the Pipeline System. If MPL determines that such Operational Modification is operationally and commercially feasible, MPL shall present a proposal to MPC concerning the design and projected costs of such Operational Modification and the manner in which such costs might be funded by or recovered from MPC. If MPL determines the Operational Modification is not commercially or operationally feasible, it shall provide MPC with an explanation of and justification for such determination. If MPL notifies MPC that the Operational Modification may be commercially and operationally feasible, the Parties shall negotiate in good faith to determine appropriate terms and conditions of MPL's implementation of such Operational Modification, which shall include, without limitation, the scope and the appropriate timing of such Operational Modification, as well as a reasonable return on capital with respect of such Operational Modification, which may include, without limitation, direct funding of all or part of the costs by MPC, an increase in Toll Rates and/or an increase in the Quarterly Throughput Commitment.

7.	Suspension of Refinery Operations

7.1
In the event MPC decides to permanently or indefinitely suspend refining operations at its Canton, Ohio or Garyville, Louisiana refineries for a period that shall continue for at least twelve (12) consecutive months, MPC may provide written notice to MPL of MPC's intention to suspend operations (the "Suspension Notice"). Such Suspension Notice shall be sent at any time after MPC has publicly announced such suspension, and upon the expiration of the twelve (12) month period following the date such notice is sent (the "Notice Period"), this Agreement shall terminate for the Pipeline System identified in Exhibit "B". If MPC publicly announces, at least two (2) months prior to the expiration of the Notice Period, its intent to resume operations at its Canton, Ohio or Garyville, Louisiana refineries, then the Suspension Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered.

7.2
If refining operations at any of MPC's refineries are suspended for any reason (including refinery turnaround operations and other planned maintenance), MPC shall remain liable for Quarterly Deficiency Payments under this Agreement for the duration of such suspension, unless and until this Agreement is terminated for the Pipeline System identified in Exhibit "B" as provided in Section 7.1.MPC shall provide MPL with at least thirty (30) Days' prior written notice of any suspension of operations at its refineries due to a planned refinery turnaround or significant scheduled maintenance.

8.	Nominations and Tenders

MPC's monthly nominations and tenders of Commodities for shipment through the Pipeline System, and MPL's obligation to accept and transport such volumes of Commodities, shall at all times be subject to the terms and provisions of the Tolls consistent with the rights and obligations of the Parties under this Agreement.

9.	Regulatory Matters

9.1
In the event that the FERC takes any adverse action with respect to the Tolls that negatively affects the rights or obligations of MPC under this Agreement, MPL shall diligently defend the Tolls, including appealing any such adverse action. If any such adverse action is not stayed pending appeal, each Party's obligations under this Agreement shall be suspended until a stay is implemented or a final, non-appealable decision is rendered with respect to such adverse action. If a final, non-appealable decision is ultimately issued by the FERC and confirmed by a court having final authority in the matter that requires MPL to amend the Tolls in a manner that is fundamentally contradictory to the provisions of this Agreement, then the Parties shall negotiate in good faith to amend this Agreement to comply with any such judgment and to retain the protections and structures reflected by its current terms to the maximum extent permissible under such judgment. In the event the Parties are unable to reach agreement with respect to such an amendment within a reasonable period of time (which shall not be less than thirty (30) Days) after the issuance of such final judgment, then either Party may terminate this Agreement upon written notice to the other Party.

9.2
MPC hereby agrees: (a) to take all such actions and do all such things as MPL shall reasonably request in connection with its applications for, and the processing of, any necessary certificates, approvals and authorizations of any applicable Governmental Authorities; (b) at all times to support the Tolls specified in this Agreement as a rate that MPC has agreed to pay; (c) not directly or indirectly take any action that indicates a lack of support for the Tolls at the terms agreed to by MPC in this Agreement; and (d) not to file any action, protest, complaint or other action with the FERC with respect to the Tolls, including any increased rates based on the inflationary index referred to in Section 3.10.

9.3	In carrying out the terms and provisions of this Agreement, the Parties shall comply with all present and future Applicable Laws of any Governmental Authority having jurisdiction.

10.	Confidentiality

10.1
From and after the Effective Date, each Party shall hold, and shall cause its Affiliates and its and their respective directors, managers, officers, employees, agents, consultants, advisors, contractors and other representatives (collectively, "Representatives") to hold all Confidential Information of the other Party in strict confidence, with at least the same degree of care that applies to such Party's confidential and proprietary information and shall not use such Confidential Information except in connection with its performance or acceptance of services hereunder and shall not release or disclose such Confidential Information to any other Person, except its Representatives. Each Party shall be responsible for any breach of this section by any of its Representatives.

10.2
If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, rto the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party's confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

10.3
Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 10 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 10 and to enforce specifically the terms and provisions of this Section 10. Notwithstanding any other section hereof, the provisions of this Section 10 shall survive the termination of this Agreement.

11.	Assignment

Neither Party may assign its rights under this Agreement without prior written consent from the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign its rights under this Agreement to a successor in interest resulting from any merger, reorganization, consolidation or as part of a sale of all or substantially all of its assets or to an affiliate. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the successors and assigns of the Parties hereto.

12.	Representations and Warranties

Each Party to this Agreement represents and warrants to the other that it is an entity duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and corporate authority to enter into this Agreement and to carry out the terms and provisions hereof.

13.	Termination and Amendment

13.1	This Agreement may not be terminated, except as expressly provided herein, nor may any of its provisions be amended or waived without prior written consent of both Parties hereto.

13.2
Neither failure nor delay by any Party to exercise any right or remedy of such Party provided herein shall operate as a waiver with respect to a future exercise thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

13.3	In the event of any breach of a term or condition of this Agreement by either Party,

the other Party's remedy shall be limited to the direct damages caused thereby and in no event shall a Party be liable to the other Party for any consequential, special, indirect, punitive, or exemplary damages, howsoever caused.

13.4
Upon termination of this Agreement for reasons other than a default by MPC or any other termination of this Agreement initiated by MPC pursuant to Section 4 or Section 7, MPC shall have the right to require MPL to enter into a new transportation services agreement with MPC that (i) is consistent with the terms and objectives set forth in this Agreement and (ii) has commercial terms that are, in the aggregate, equal to or more favorable to MPL than fair market value terms as would be agreed by unaffiliated parties negotiating at arm's length provided; however, that the term of any such new transportation services agreement shall not extend beyond December 31, 2035.

14.	Notices

Any notice, statement, or invoice provided for in this Agreement shall be in writing and shall be considered as having been given if hand carried , facsimiled, emailed, or if mailed by United States mail, postage prepaid, to the following address, respectively:

MPC:
Name:	Marathon Petroleum Company LP
Address:	539 S. Main Street
Findlay, OH 45840
Attention:	General Counsel
Fax:
Email:

MPL:
Name:	Marathon Pipe Line LLC
Address:	200 E. Hardin Street
Findlay, OH 45840
Attention:	BO&P Manager
Fax:
Email:
or to such other address as such Party may indicate by a notice delivered in accordance with this Section 14.

15.	Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio, without recourse to any principles of law governing conflicts of law, that would otherwise require the application of the laws of another jurisdiction.

16.	Severability

In the event any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, or by an empowered government agency, such findings shall not affect the remaining provisions of this Agreement, which are not found to be invalid, illegal or unenforceable, unless such construction would be unreasonable.

17.	Default

17.1
Either Party hereunder shall be in default if such Party: (a) materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; provided, however, that if such breach is not capable of being cured within fifteen (15) Days but the defaulting Party promptly commences and diligently prosecutes such cure, then such cure period will be extended for up to an additional ninety (90) Days; (b) becomes insolvent, enters voluntary or involuntary bankruptcy or makes an assignment for the benefit of creditors; (c) fails to pay any undisputed sums due hereunder when due.

17.2	If either Party is in default as described above, then the non-defaulting Party may:

(a)
terminate this Agreement upon notice to the defaulting Party; (b) withhold any payments due to the defaulting Party under this Agreement; (c) suspend the performance of its obligations hereunder; and/or (d) pursue any other remedy at law or in equity.

18.	Waiver of Jury Trial

EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

IN WITNESS WHEREOF, MPL and MPC have caused this Agreement to be duly executed, all as of the date set forth above.

Marathon Petroleum Company LP By: MPC Investment LLC, its General Partner		Marathon Pipe Line LLC

By:	/s/ C. Michael Palmer	By:	/s/ Timothy J. Aydt

Name:	C. Michael Palmer	Name:	Timothy J. Aydt

Title:	Senior Vice President	Title:	President

Exhibit A

(quarterly spreadsheet of throughput as required in Section 3.9)

Exhibit B - Tolls

Pipeline System	Minimum Capacity (BPD)	Commitment Barrels Per Day	Toll Rates ($/BBL)	Refinery connection per Section 4.4 & 7.1
Lima - Canton l2"-16" Crude	83,900	57,500	1.0739	Canton
Lima Pump-out (Products)	28,800	13,500	0.1011
St. James - Garyville 30" Crude	600,000	450,000	0.2780	Garyville
Toledo - Steubenville 6"- 4" Products	28,800	9,800	0.9083

Exhibit C-1 (Tolls)

Rules and Regulations Governing Transportation of Crude Petroleum by Pipeline

This Carrier will undertake the Transportation of Crude Petroleum as defined herein, receiving and delivering the same through its own facilities and lines, subject to the executed Transportation Services Agreement and the following rules and regulations:

1.	Definitions
As used in these rules and regulations, the following meanings are applicable:

“Barrel” means forty-two (42) United States gallons.

”Carrier” means and refers to Hardin Street Transportation LLC or its designated operator.

“Crude Petroleum” means either the direct liquid products of oil wells, or a mixture of the direct liquid products of oil wells with the indirect liquid products of oil or gas wells including gasoline and liquefied petroleum gases, all of which are of merchantable quality when the API gravity is 50.9 degrees or less.

“High Gravity Petroleum” means either the direct product of oil wells, or a mixture of the direct liquid products of oil wells with indirect liquid products of oil or gas wells including gasoline and liquefied petroleum gases, all of which are of merchantable quality with an AP! gravity of 51 degrees through 78.9 degrees.

”Nomination” means a written designation by a Shipper to the Carrier of an approximate quantity of Crude Petroleum for Transportation from a specified origin point(s) to a specified destination point(s) over a period of one Operating Month in accordance with these rules and regulations.

“Nomination Date” means the twentieth (20th) day of the month preceding the Operating Month.

“Operating Month” for a Shipper means any calendar month in which the Carrier transports Crude Petroleum. For purpose hereof the calendar month shall be deemed to begin on the first day of such month at 7:00 a.m. (Central Time).

“Shipper” means Marathon Petroleum Company LP

“Tender” means an offer by a Shipper to the Carrier of an approximate quantity of Crude Petroleum for Transportation from a specified origin point(s) to a specified destination point(s).

“Transportation” means gathering at a specified location and/or terminating service at a specified location and/or movement from a specified origin point(s) to a specified destination point(s).

2.	Shipments of High Gravity Petroleum
High Gravity Petroleum will be received for Transportation only on condition that it shall be mixed with Crude Petroleum in the Carrier's tanks or lines and provided that both the High Gravity Petroleum and the Crude
Petroleum with which it is to be mixed are owned by the same Shipper or Consignee and are consigned in the same destination. Carrier reserves the right to reject deliveries of High Gravity Petroleum with a vapor pressure in excess of twelve (12) pounds per square inch as outlined in Item No. 6 herein.

3.	Deductions and Quantities Deliverable of High Gravity Petroleum
All shipments of High Gravity Petroleum shall be subject to a deduction to cover the shrinkage resulting from the mixing thereof with Crude Petroleum according to the following table:

API GRAVITY	%DEDUCTION
51.0° through 78.9°	1
The quantity deliverable by Carrier shall be the net corrected volume, less the applicable deduction for shrinkage. Transportation charges will be assessed on the net balance thus reduced. After the High Gravity Petroleum has been so received and provisions for deductions made, any resultant mixture of Crude Petroleum" and" High Gravity Petroleum " will be considered as Crude Petroleum for purposes of reference hereafter in this toll.

4.	Commodity
Carrier is engaged primarily in the Transportation of Crude Petroleum and will not accept any other commodity for Transportation unless approved first by the Carrier. Crude Petroleum Tendered for Transportation which differs in quality or characteristics from that usually transported by the Carrier, will, at the option of the Carrier, be transported under such terms as the Shipper and the Carrier may agree. Such shipments will only be considered when they can be transported, as time permits, with existing facilities and when they will not seriously impair the quality of other shipments.

5.	Receipt and Destination Facilities
Shipper shall provide the facilities necessary to deliver Crude Petroleum to the manifold at (1) a pumping rate equal to the Carrier's full line pumping rate at the point of delivery into the System, and (2) a minimum pressure to be designated by the Carrier.
Crude Petroleum may be delivered into the Carrier's System at less than Carrier ' s furl line pumping rate provided that, in Carrier's sole judgment, such Crude Petroleum can be received into Carrier-owned in transit tankage or can be commingled with other Crude Petroleum.
Shipper shall provide the facilities necessary for promptly receiving the Crude Petroleum at the destination point as it arrives at the full line delivery rates and pressure as designated by the Carrier.

6.	Quality of Crude Petroleum
Carrier will accept for Transportation Crude Petroleum which can be commingled or intermixed with a grade of Crude Petroleum which Carrier regularly transports between the origin and destination points without substantially reducing the value or altering the quality of any grade of Crude Petroleum regularly transpo1ted over the route of shipment.
Carrier will accept Crude Petroleum for Transportation only on condition that Carrier shall not be liable to Shipper for changes in gravity or quality of the Shipper's Crude Petroleum which may occur from commingling or intermixing such Crude Petroleum with other Crude Petroleum in transit. The Carrier is not obligated to deliver to Shipper the identical Crude Petroleum Tendered by the Shipper. However, the Carrier will deliver a grade of Crude Petroleum as nearly like the grade of Crude Petroleum received as Carrier is regularly transporting as a common stream to the same destination point in the Operating Month.
Carrier will from time to time determine which grades of Crude Petroleum it will regularly transport as a common stream between particular receipt points and destination points on its pipeline System. Carrier will inform all interested persons of such determination upon request. Carrier may from time to time undertake to transport other or additional grades of Crude Petroleum and the Carrier may from time to time, after giving reasonable notice to persons who may be affected, cease to transport particular grades of Crude Petroleum.

Carrier will also accept for Transportation a grade of Crude Petroleum which does not meet the above conditions of this Item, provided that:

(a)
Carrier has available facilities to segregate such grade of Crude Petroleum while it is in transit from all other grades of Crude Petroleum and if required, Shipper shall provide such buffers as Carrier solely deems necessary; and

(b)	Carrier shall not be liable to Shipper for changes in the gravity or quality of such grade of Crude Petroleum while in transit: and

(c)	The Crude Petroleum Tendered for Transportation is made available at the receipt point in sufficient quantity as Carrier solely deems economically justifiable.

Carrier reserves the right to reject all Tenders of Crude Petroleum when, in Carrier's sole determination:

(1)
the Reid vapor pressure of the Crude Petroleum or any mixture thereof with indirect products, exceeds twelve (12) pounds at one hundred degrees Fahrenheit (100°F) and/or an AP! gravity in excess of78.9 degrees;

(2)
the true vapor pressure of the Crude Petroleum, or any mixture thereto with indirect products, might result in Carrier's noncompliance with Federal, State, or local requirements regarding hydrocarbon emissions;

(3)	the Crude Petroleum contains impurities exceeding one-half (1/2) of one percent(%);

(4)	the Crude Petroleum has been partially refined;

(5)	the Crude Petroleum has been contaminated by the presence of any chemicals including, but not limited to, chlorinated and/or oxygenated hydrocarbons and lead;

(6)
Crude Petroleum which has a pour point greater than thirty degrees Fahrenheit (30°F) unless under terms and conditions acceptable to Carrier. If such Crude Petroleum is accepted by Carrier, Shippers will be subject to a charge in addition to trunk line Transportation rates:

(7)
Crude Petroleum which has a viscosity greater than 55 Saybolt Universal Seconds at 60 degrees Fahrenheit (60°F), unless under terms and conditions acceptable to Carrier. If such Crude Petroleum is accepted by Carrier, Shipper will be subject to a charge in addition to trunk line toll rates.

Crude Petroleum delivered which does not meet specifications shall be considered contaminated. If upon investigation, Carrier determines that a Shipper has delivered contaminated Crude Petroleum, such Shipper will be required to remove contaminated Crude Petroleum from the System. Further, Carrier reserves the right to dispose of any contaminated Crude Petroleum blocking its System, provided such Crude Petroleum is not removed by the Shipper having title thereto upon reasonable notice to it by Carrier. Disposal thereof may be made by public sale if necessary.

7.	Additives
Carrier reserves the right to require, approve or reject the injection of corrosion inhibitors, viscosity or pour point depressants or other such additives in the Crude Petroleum to be transported.

8.	Title
A Tender of Crude Petroleum for Transportation shall be deemed a warranty of unencumbered title and merchantability at the time of Tender. The Carrier may, in the absence of adequate security, decline to receive any Crude Petroleum for Transportation.

9.	lntrasystem Change in Ownership
No transfers of ownership of Commodities will be recognized or recorded by the Carrier. All deliveries to receiving pipelines will be for the account of the Shipper.

10. Time for Submitting Nominations
The Carrier is under no obligation to accept a Tender of Crude Petroleum for shipment for any Operating Month unless the Shipper submits its Nomination to the Carrier on or before the Nomination Date.

11. Minimum Tender-Minimum Delivery
Tenders for the Transportation of Crude Petroleum for which the Carrier has facilities will be accepted into the System in quantities of not less than the minimum batch size of the connecting carrier and, provided such Crude Petroleum is of similar quality and characteristics as is being transported from receipt point to destination point.

12.	Measuring, Testing and Deductions
All Crude Petroleum accepted by Carrier for Transportation shall be gauged or metered and tested by a representative of the Carrier prior to its receipt and upon delivery. The Shipper shall have the privilege of being present or represented at the gauging or metering or testing. If tank tables are used, quantities will be computed from regularly compiled tank tables showing one hundred percent (1100%) of the full capacity of the tanks.

Whenever there is substantial evidence of meter malfunctions in a custody transfer measurement, the parties involved in the custody transfer shall negotiate an appropriate adjustment on the basis of the most reliable and accurate information available.

Quantities for receiving, delivering, assessing charges and all other purposes will be corrected to a temperature of sixty degrees Fahrenheit (60°F). Deductions will be made for the full percent of basic sediment, water and other impurities shown by tests made by Carrier at time of receipt and upon deliver y.

Carrier shall account to each Shipper for one hundred percent (100%) of Crude Petroleum received for its account.

13.	Destination
All Crude Petroleum in Carrier's system shall at all times have a destination. Change in destination may be made if requested in writing by the Shipper prior to delivery at original destination point, subject to the rate, rules and regulations applicable from point of origin to point of final destination, provided that no out-of- line backhaul movement will be made.

14.	Rate Applicable
Crude Petroleum transported shall be subject to the toll rates, and governed by Shipper's Transportation Services Agreement and these rules and regulations in effect on date such Crude Petroleum is received by the Carrier. Toll rates may be adjusted per Carrier's determination and subject to Shipper's Transportation Services Agreement.

15.	Charge for Spill Compensation
In addition to the Transportation charges and all other charges accruing on Crude Petroleum accepted for Transportation, per barrel charge will be assessed and collected in the amount of any tax, fee, or other charge levied against the Ca1Tier in connection with such commodity, pursuant to any Federal, State or local act or regulation which levies a tax, fee, or other charge, on the receipt, delivery, transfer or Transportation of such commodities within their jurisdiction for the purpose of creating a fund for the prevention, containment, clean up and/or removal of spills and/or the reimbursement of persons sustaining loss therefrom.

16.	Liability of Carrier
Carrier, while in possession of any Crude Petroleum will not be liable for any loss thereof: damage thereto, or delay caused by the act of God, the public enemy, quarantine, the authority of law, strikes, riots or the act or default of the Shipper, or from any other cause not due to the negligence of Carrier. In the event there is any loss of Crude Petroleum other than through the negligence of the Carrier, the Shipper shall bear such loss in the same proportion that the amount of its Tendered Crude Petroleum scheduled for Transportation over such segment at the time of the loss bears to the total amount of Crude Petroleum then Tendered and scheduled for Transportation over such segment. Such Shipper(s) shall be entitled to receive only such remaining portion of its Tender as is left after deducting its due portion of the loss.

ExhibitC-2 (Tolls)

Rules and Regulations Governing Transportation of Crude Petroleum by Pipeline

This Carrier will undertake the transportation of refined products as defined herein, receiving and delivering the same through its own facilities and lines, subject to the executed Transportation Services Agreement and the following rules and regulations:

1. Definitions
As used in these rules and regulations, the following meanings are applicable: '' Barrel" means forty-two United States gallons.
“Buffer Material” means small batches of Commodities transported solely for purposes of avoiding contamination of Commodities of significantly different grade and/or specifications .

“Carrier” means and refers to Hardin Street Transportation LLC or its designated operator.

“Refined Products” (“Commodities”) means and refers to refined petroleum products, intermediate petroleum products and liquefied petroleum gas as specified and defined in Item 4 “Specifications of Commodities.”

“Nomination” means a written designation by a Shipper to the Carrier of a quantity of Commodity for transportation from a specified origin point to a specified destination point over a period of one operating month in accordance with these rules and regulations.

“Operating Month” means any calendar month in which the Carrier transports commodities. For purpose hereof the calendar month shall be deemed to begin at 12:0 I a. m. (Eastern Standard Time or Eastern Daylight Savings Time, whichever is in effect on the date specified) on the first day of such month.
“Origination Facility” means the facility immediately upstream of Carrier. “Shipper” means Marathon Petroleum Company LP.
“Tender” means an offer by a Shipper to the Carrier of a quantity of Commodity for transportation from a specified origin point to a specified destination point.

“Transportation” means the movement of Commodities from a specified origin point to a specified destination point including local transfers between points and handling.

“ULSD” means any ultra low sulfur diesel product. Carrier will provide ULSD acceptance specification upon request.

2.	Services
Carrier is engaged primarily in the transportation of petroleum products and distillates as defined in Item 4 and will not accept any other Commodity for transportation unless approved first by the Carrier. Petroleum products and distillates tendered for transportation which differs in quality or characteristics from that usually transported by the Carrier, will, at the option of the Carrier, be transported under such terms as Shipper and the Carrier may agree. Such Commodities will only be transported, as time permits, with existing facilities and when they will not seriously impair the quality of other shipments.

3.	Receipt and Destination Facilities
Shipper shall provide the facilities necessary to deliver Commodities to the Carrier's receipt point manifold at: (I) a pumping rate equal to the Carrier's full line pumping rate at the point of receipt into the System, and (2) a minimum pressure to be designated by the Carrier.

Commodities may be received into the Carrier's System at less than Carrier's full line pumping rate provided that, in Carrier's sole judgment, such Commodities can be received into Carrier's System without interfering with or contaminating other shipments.

Shipper shall provide the facilities necessary for promptly receiving the Commodities at Carrier's destination point as it arrives at the full line delivery rates and pressure as designated by the Carrier .

Carrier's acceptance from, and delivery to Shipper's facility of Commodities shall not evidence Carrier's approval of the adequacy of such Shipper's facilities. The responsibility for such facilities shall be exclusively that of the Shipper.

4.	Specification of Commodities

(a)	SPECIFICATION A-(Refined Petroleum Products)
Refined Petroleum Products will be received for transportation hereunder provided they are of good merchantable quality.

This Specification includes those petroleum products commonly known as gasoline and diesel products (including, but not limited to, kerosene, aviation fuel, low sulfur diesel, high sulfur diesel and ULSD).
SPECIFICATION B-(lntermediate Petroleum Products)
Intermediate Petroleum Products will be received for transportation hereunder provided they are of good merchantable quality.
This Specification will include those petroleum products commonly known as gas oil, alkylate, isopentane, naphtha, and mixtures of aromatic products.
SPECIFICATION C-(Liquefied Petroleum Gases)
Liquefied Petroleum Gases will be received for transportation hereunder provided they are of good merchantable quality.
This Specification includes those liquefied petroleum gases commonly known as propane, isobutane, butane or mixtures of such products.

(b)	Market Solvent Yellow 124 is prohibited in Commodities.
Methyl tertiary butyl ether (MTBE), ethyl tertiary butyl ether (ETBE), tertiary amyl methyl ether (TAME), or other aliphatic ethers will be prohibited within Refined Petroleum Products except under the following criteria:

(I )	The de minimis limit of such aliphatic ether levels will not exceed 0.5% by volume at either the origin or destination points.

(c)
Carrier may require Shipper to furnish a certificate setting forth in detail the specifications of each Commodity offered for transportation to Carrier's pipeline or other facilities. Carrier may, at its discretion, sample and/or test any Commodities tendered for Shipment. In the event of variance between Carrier's test and Shipper's said certificate, Carrier's test shall prevail. If ULSD does not meet Carrier's ULS D acceptance specification, Carrier may require the Origination Facility to redesignate the ULSD to another product.

Shipper shall provide Carrier with prompt notification of any tank switches that occur during the pump-out of Commodities from any Origination Facility.

(d)	Commodities not included in any of the above Specifications may be accepted for transportation at the option of the Carrier, subject to Items 2 and 5.

5.	Identity and Quality of Commodities
Commodities will be accepted for transportation only on the condition that the Carrier in possession thereof will use due diligence to transport same to destination with a minimum of contamination and Carrier will not be liable for such minor contamination.

Carrier has the right to redesignate a Shipper's batch of off-specification ULSD . Carrier shall deliver the off specification batch to Shipper's designated location, in order to clear Carrier's system, even if the sulfur contamination was caused by Carrier. If sulfur contamination is caused by Carrier, Carrier's responsibility shall be limited to the volume contaminated at Carrier's destination point. Carrier is not responsible for any sulfur contamination, or damages resulting therefrom, that occur downstream of Carrie r's destination point.

In as much as it is impracticable for Carrier to maintain the identity of each entire Commodity shipment, Carrier reserves the right to substitute like volumes of the same general kind and quality as the Commodity shipped. Carrier may also require Shipper to furnish buffers to protect batched movements from contamination.

The use of methanol and ethanol as blending components is prohibited. Shippers must obtain advanced approval from the Carrier if they intend to tender for transportation Commodities containing nonhydrocarbon blending components.

Carrier may also accept for transportation Commodities which do not meet the conditions of Item 4 provided that:

(a)
Carrier has available facilities to segregate such Commodity while it is in transit from all other Commodities and if required, Shipper shall provide such buffers as Carrier solely deems necessary; and

(b)	Carrier shall not be liable to Shipper for changes in the gravity or quality of such Commodity while in transit; and

(c)	The Commodity tendered for transportation is made available at the receipt point in sufficient quantity as Carrier solely deems economically justifiable.

6.	Additives
Carrier reserves the right to require and approve or reject the injection of corrosion inhibitors, viscosity or pour point depressants or any other additives in the Commodities to be transported.

7.	Title
A tender of any Commodity for transportation shall be deemed a warranty of unencumbered title and merchantability at the time of tender by the party offering, but acceptance shall not be deemed a representation by the Carrier as to title. The Carrier may, in the absence of adequate security, decline to receive any Commodity for transportation.

8.	lntrasystem Change in Ownership
No transfers of ownership of Commodities will be recognized or recorded by the Carrier. All deliveries to receiving pipelines will be for the account of the Shipper.

9.	Tim e for Submitting Nominations
The Carrier is under no obligation to accept a tender of Commodities for shipment for any operating month unless the Shipper submits its nomination to the Carrier on or before the I0th calendar day of the preceding calendar month.

10.	Buffer Material
In the Transportation of Commodities, the Carrier, as a condition of shipment to protect the quality of such Commodities, may require the Shipper to furnish Buffer Material, which may include other Commodities commingled with it, into facilities which shall be supplied by the Shipper at destination. The Carrier reserves the right to determine the quality and quantities of Commodities commingled and included in deliveries of Buffer Material to the Shipper at destination, and the Shipper shall pay charges on such Commodities in accordance with this tariff and/or tariffs making reference hereto.

The minimum shipment of Commodities which will be accepted for Transportation from one Shipper from any one receipt point to any one delivery point shall be as follows:

11. Minimum Shipments Required

SPECIFICATION A
Minimum
Origins	Destinations	Shipment
All points	All Points	10,000 barrels
(All products)

SPECIFICATION B

Origins	Destinations	Minimum
All points	All Points	Shipment
20,000 barrels

SPECIFICATION C

Origins	Destinations	Minimum
All points	All Points	Shipment
20,000 barrels

Carrier, at its sole discretion, may accept less than the minimum shipment if operating conditions permit. Carrier reserves the right to require the Shipper to furnish line displacement volumes.

12. Measuring and Testing
Prior to acceptance of Commodities for Transportation, the Carrier may test such Commodities and may require from Shipper a certificate setting forth in detail the specifications of each shipment of Commodities which must indicate all additives and inhibitors included.

All Commodities accepted by the Carrier for Transportation may be gauged by a representative of the Carrier prior to their receipt from the Shipper. Both the Carrier and the Shipper will have the privilege of witnessing gauging, meter readings and testing to which Commodities are subjected. Should Shipper not avail itself of the right to be present or represented at the times of witnessing gauging and meter readings, it shall be presumed that Carrier's records of quantities of Commodities received or delivered by Carrier are correct. If tank gauges are used, quantities will be computed from regularly compiled tank tables, which are mutually acceptable, showing one hundred percent (100%) of the full capacity of the tanks. Volume corrections will be made from the observed temperature to the basis of sixty degrees (60°) Fahrenheit. The net (corrected) balance received by the Carrier at sixty degrees (60°) Fahrenheit will be the quantity deliverable and Transportation charges will be assessed in accordance therewith. Carrier will make no adjustment for any water found in shipments.

13. Rates Applicable
Commodities transported shall be subject to the toll rates, and governed by Shipper's Transportation Services Agreement and the rules and regulations in effect on the date such Commodities are received by the Carrier. Toll rates may be adjusted per Carrier's determination and subject to Shipper's Transportation Services Agreement.

14. Charge for Spill Compensation
In addition to the Transportation charges and all other charges accruing on Commodities accepted for Transportation, a per barrel charge will be assessed and collected in the amount of any tax, fee, or other charge levied against the Carrier in connection with such Commodity, pursuant to any Federal, State or local act or regulation which levies a tax, fee, or other charge, on the receipt, delivery, transfer or Transportation of such Commodities within their jurisdiction for the purpose of creating a fund for the prevention, containment, clean up and/or removal of spills and/or the reimbursement of persons sustaining loss therefrom.

15. Liability of Carrier
Carrier, while in possession of any Commodity will not be liable for any loss thereof, damage thereto or delay caused by the act of God, the public enemy, quarantine, the authority of law, strikes, riots, or the act or default of the Shipper, or from any other cause not due to the negligence of Carrier. In the event there is any loss of Commodities other than through the negligence of Carrier, the Shipper shall bear the Joss in the same proportion that the amount of the Tendered Commodity bears to the total amount of the consignment of which such Tender is a part and such Shipper shall be entitled to receive only such remaining portion of its Tender as is left after deducting its due portion of the loss.